Exhibit 14
Consent of Independent Registered Public Accounting Firm
The Board of Trustees of BB&T Funds:
We consent to the use of our reports dated November 20, 2009, with respect to the financial statements of BB&T Mid Cap Growth Fund, BB&T Mid Cap Value Fund, BB&T Small Cap Fund and Sterling Capital Small Cap Value Fund, four of the funds constituting BB&T Funds, as of September 30, 2009, incorporated herein by reference, and to the reference to our firm under the heading “Financial Highlights” in the Combined Prospectus/Proxy Statement.
/s/ KPMG LLP
New York, New York
December 16, 2009